Exhibit 99.1

                  P R E S S    R E L E A S E


Roundy's, Inc. Contacts:
Minneapolis Media Contact:
Financial: Edward G. Kitz       Wanda Blair
          (262) 953-7999        (651) 307-1159
Media:  Lynn Guyer
       (262) 953-6080

FOR IMMEDIATE RELEASE

   Roundy's, Inc. Bid to Purchase 31 Rainbow Foods Stores is
                           Approved
   Delaware federal bankruptcy judge ruled in Roundy's favor

Pewaukee, WI-June 5, 2003-Roundy's, Inc. announced today that its auction bid to purchase 31 Rainbow Foods stores from Fleming Companies, Inc. has been approved by the U.S.
Bankruptcy Court in Wilmington, Del.  Roundy's agreed to pay
$44 million in cash plus the cost of inventory and the assumption of certain capitalized leases.

Roundy's will now own and operate 30 stores located in the Minneapolis-St. Paul metropolitan area and one near Schofield, Wis. Throughout the next week, Roundy's will stagger the three-day closings and the permanent reopenings of the 31 stores to ensure that each store is restocked and upgraded according to Roundy's standards. In addition, Roundy's will hire all of the employees currently employed at the 31 stores, and all stores will retain the Rainbow Foods name.

"We couldn't be more pleased that our bid was successful and that we now have the opportunity to get to know and cater to Twin Cities consumers," said Robert A. Mariano, chairman and chief executive officer, Roundy's. "Rainbow Foods looks forward to becoming the supermarket of choice in the neighborhoods we serve."

About Roundy's, Inc.
Roundy's, Inc. is one of the nation's oldest and largest food wholesale and retail companies. Founded in 1872, Roundy's, Inc. today is a company approaching $4 billion in annual sales, supplying over 800 supermarkets in fourteen states from eight distribution centers. In addition, Roundy's, Inc. is the leading retail supermarket chain in Wisconsin operating more than 80 stores as Pick 'n Save and Copps Food Centers. The company employs more than 14,000 associates throughout its entire network and is owned by investment funds controlled by Willis Stein & Partners, which is based in Chicago.
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